The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

[CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

(A joint stock limited company incorporated in the People’s Republic of China with limited liability)

(Stock code: 670)

ANNOUNCEMENT

The board of directors of the Company hereby announces that at a board meeting of the Company held on 12th October, 2006, certain changes in the management personnel of the Company were approved.

The board of directors of China Eastern Airlines Corporation Limited (the “Company”) hereby announces that at a board meeting of the Company held on 12th October, 2006 (the “Meeting”), by way of written resolutions, the following changes in the management personnel of the Company were approved:

With effect from the conclusion of the Meeting:

1.	Mr. Luo Chaogeng [Chinese characters] ceased to act as President of the Company;

2.	Mr. Wan Mingwu [Chinese characters] ceased to act as Vice President of the Company; and

3.	Mr. Cao Jianxiong [Chinese characters] was appointed as President of the Company for a term expiring upon the expiry of the current session of the Board of Directors.

Due to the above changes, with effect from 12th October, 2006, Mr. Cao Jianxiong will be re-designated as Executive Director of the Company. Both Mr. Luo Chaogeng and Mr. Wan Mingwu will remain as directors of the Company.

By order of the board of the directors of
CHINA EASTERN AIRLINES
CORPORATION LIMITED
Luo Zhuping
Director and Company Secretary

The Company’s directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Cao Jianxiong (President, Executive Director)
Luo Chaogeng (Executive Director)
Wan Mingwu (Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
12th October, 2006

Note:

Information on Mr. Cao Jianxiong

Mr. Cao Jianxiong, aged 47, is currently an Executive Director and was previously a Non-executive Director of the Company since 2001. Mr. Cao joined the civil aviation industry in 1982. From 1992, he served as president of Shanghai Eastern Airlines Development Company and in 1994 he became president of Eastern Airlines Futures Brokerage Company. In early 1996 he served as assistant president of the Company. From 1997, he served as vice president and chief financial officer of the Company. Since December 1999, he has served as vice president of Eastern Air Group. Since October 2002, he served as vice president of China Eastern Air Holding Company, and he also was the party secretary of China Eastern Air Northwest Company from December 2002 to September 2004. Mr. Cao graduated from the Civil Aviation Management Institute with a major in labour economics. Mr. Cao also received a Master’s degree in global economics from Eastern China Normal University’s Department of International Finance. Mr. Cao holds the title of Economist.

Save as described above or herein, Mr. Cao was not a director of any listed public company other than the Company in the last three years; he does not have any relationship with any other directors, supervisors, senior management or substantial or controlling shareholder(s) of the Company.

As at the date of this announcement, Mr. Cao is beneficially interested in 5,800 A shares of the Company, representing approximately 0.001933% of the Company’s total issued listed A shares. Save as disclosed herein, he does not have any other interest in the shares of the Company within the meaning of Part XV of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong).

Mr. Cao does not have a service contract with the Company. His term of directorship will expire upon the expiry of the current session of the board of directors. The annual remuneration of Mr. Cao will be determined by the board of directors.

Save as disclosed herein, there are no other matters regarding Mr. Cao that in the Company’s opinion is required to be brought to the attention of its shareholders pursuant to Rule 13.51(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.